Exhibit 5.3

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

DX Box Number 10 CDE

5 November 2012

Invesco Finance PLC

30 Finsbury Square

London EC2A 1AG

Dear Sirs

Invesco Finance PLC (the “Company”) and the registration statement on Form S-3 dated 5 November 2012 (the “Registration Statement”) with respect to the registration (the “Registration”) of securities of Invesco Ltd. or its subsidiaries to be filed with the Securities and Exchange Commission of the United States on 5 November 2012

1	We have acted as your English legal advisers in connection with the Registration and have taken instructions solely from you.

2	This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	Based on the documents referred to in paragraph 3 above and subject to the qualification in paragraph 5 below and to any matters not disclosed to us, we are of the opinion that the Company is a company incorporated in England under the Companies Act 2006 and is existing as a company with limited liability under the laws of England.

5	Our opinion that the Company is existing is based on the Search and the Telephone Enquiry. The Search did not reveal any order or resolution for the winding-up of the Company or any notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator having been given. The Telephone Enquiry did not indicate any presentation of any

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

winding-up petition or any other insolvency proceeding in respect of the Company. However, it should be noted that the Search and the Telephone Enquiry are not capable of revealing conclusively whether or not a winding-up petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

6	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

7	This opinion is addressed to you solely for your benefit in connection with the Registration. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. This opinion may, however, be disclosed by the addressee hereof to the extent required by law, regulation or any governmental or competent regulatory authority or in connection with legal proceedings relating to the Registration, provided that no such party to whom this opinion is disclosed may rely on this opinion without our express consent. A copy of this opinion may be given to Alston & Bird LLP for the purposes of information only, since we understand that it wishes to know that an opinion has been given and to be made aware of its terms. However, we accept no responsibility or legal liability to any person other than the addressee set out on the first page of this opinion.

Yours faithfully

Linklaters LLP

Schedule

1	Copies of the Certificate of Incorporation dated 31 May 2011, Certificate of Incorporation on Change of Name dated 1 June 2011 and Certificate of Incorporation on Re-registration of a private company as a public company dated 5 November 2012.

2	Copies of the Memorandum of Association of the Company dated 31 May 2011 and Articles of Association of the Company dated 1 November 2012.

3	The results of an online search in respect of the Company on the Companies House Direct Service made at 10.20 a.m. on 5 November 2012 (the “Search”).

4	The results of a telephone enquiry at the Central Registry of Winding-Up Petitions in relation to the Company made at 11.35 a.m. on 5 November 2012 (the Telephone Enquiry”).